Exhibit 10.46

Description of Non-Employee Director Compensation Arrangement

On September 9, 2019, our compensation committee, under the guidance of Pearl Meyer & Partners, LLC, a leading compensation consulting firm, established a compensation plan for the company’s non-employee directors. Under the plan, each director is to receive $125,000 annually, of which $100,000 is to be paid in cash and the remainder in restricted common shares based on the market value on the date of the grant.   The shares will be subject to restrictions on transfer for one year after the grant date.  During the period of restriction, the directors will be entitled to dividends and all other rights of ownership.